Exhibit 16.1

September 14, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

Commissioners:

We have read the statements made by The OLB Group, Inc. under Item 4.01 of its Form 8-K dated September 14, 2020. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of The OLB Group, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP